EXHIBIT 10.120

McManus & Company, Inc.

23811 Inverness Place

Laguna Niguel, California 92677

(949) 481-9820        Fax: (949) 481-9829

June 16, 2005

Richard Burgoon, Jr.

Chief Executive Officer

Aeolus Pharmaceuticals, Inc.

79 T. W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, NC 22709

Dear Rick:

This will confirm the terms of our mutual understanding and agreement (“Agreement”) in connection with the efforts of McManus & Company, Inc. (“M&C”) to provide consulting services to Aeolus Pharmaceuticals, Inc. or its affiliates, sister companies or principals (collectively the “Company” or “Aeolus”) as follows:

1. Appointment.

The Company hereby authorizes M&C to provide the Company services in connection with the outsourcing of the accounting, finance and administration functions. These services shall include but are not limited to:

•	Accounts payable/accounts receivable supervision

•	Cash management

•	Purchasing management

•	Budgeting

•	Audit coordination, facilitation and administration

•	Human resources administration

•	Insurance administration

•	Contract administration

•	Shareholder services

•	Accounting

•	Financial statement preparation

•	Lease administration

•	Patent coordination

•	Legal coordination

•	Board of directors facilitation/minutes, and

•	Other corporate activities

CONFIDENTIAL	Aeolus Pharmaceuticals, Inc.

Furthermore, it is agreed that M&C will become an agent of the Company. Michael P. McManus is appointed Chief Accounting Officer and Treasurer and will perform all duties typically associated with such position as well as be given all of the responsibilities.

It is understood that M&C is acting as a consultant only and is not a licensed securities or real estate broker or dealer.

M&C may, at M&C’s own expense, use employees or consultants to perform the Services under this Agreement.

Michael P. McManus, as an officer of Aeolus will be covered under the Company’s insurance plans including its directors and officers policy.

2. Compensation.

Outsourcing Compensation

The Company will pay M&C a monthly payment of $12,500 in cash for the duration of this agreement beginning on June 15, 2005. The parties each agree to review, in good faith, the monthly payment after September 15, 2005 to determine, in good faith and based upon the work-load requirements of the Company, if the monthly compensation needs to be adjusted.

Incentive Compensation.

On the last day of each month during the term of this Agreement, Michael P. McManus will be granted a stock option to purchase 1,250 shares of the Aeolus Pharmaceuticals, Inc. Common Stock, par value $0.01 per share, with an exercise price equal to the closing stock price on the last day of that month.

Other Compensation

Michael P. McManus shall also be entitled to receive any other compensation given to other executive officers of the Company at a level commensurate with their levels of responsibilities and at a value determined by the board of directors. Other compensation would include but not be limited to stock option grants, long-term incentive plans and cash bonuses.

Out-of-Pocket Expenses

Aeolus will reimburse M&C for actual and reasonable out-of-pocket expenses on a monthly basis.

3. Fees.

The fees due M&C as set forth in Section 2 above shall be paid by bank or cashier’s check.

CONFIDENTIAL	Aeolus Pharmaceuticals, Inc.

4. Term

The initial term of this Agreement shall begin as of June 15, 2005 and shall expire June 15, 2006. Thereafter, this Agreement will automatically renew for one (1) year periods, unless either party gives to the other written notice at least ninety (90) days prior to the commencement of the next year, of such party’s intent not to renew this Agreement.

5. Termination.

This Agreement may be terminated at the option of Aeolus at any time for cause. For purposes of this Agreement, “cause” shall be defined as any of the following, provided however, that the board of directors of the Corporation by a duly adopted resolution has determined the presence of such cause in good faith: (i) M&C’s material breach of any of its duties and responsibilities under this Agreement; or, (ii) M&C’s commission of an act of fraud or willful misconduct or gross negligence in the performance of its duties.

Aeolus shall have the right to terminate this Agreement without cause at any time immediately upon written notice to M&C, but any such termination shall be without prejudice to M&C’s rights to receive all payments under this agreement. Such payment will be due and payable upon termination of this agreement.

M&C, Inc. shall have the right to terminate this Agreement with or without cause at any time.

6. Indemnification

The Company agrees to indemnify and hold M&C and each of its respective affiliates and their respective directors, officers, employees, agents and controlling persons harmless from and against any loss, damage, expense (including legal and other related fees and expenses), liability or claim arising out of negligent or other wrongful actions or inactions by the Company, its affiliates or its officers or employees. M&C shall advise the Company in writing of any such claim of liability within a reasonable time after first receipt of any notice or other information which would suggest the likelihood of such claim or action.

While representing itself as an agent of the Company, M&C agrees to indemnify and hold the Company harmless from and against any loss, damage, expense (including legal and other related fees and expenses), liability or claim arising out of negligent or other wrongful actions by M&C or its officers or employees under this Agreement. The Company shall advise M&C in writing of any such claim of liability within a reasonable time after first receipt of any notice or other information which would suggest the likelihood of such claim or action.

CONFIDENTIAL	Aeolus Pharmaceuticals, Inc.

7. Accurate Information.

The Company hereby represents and warrants that all information provided M&C pertaining to the Company shall be true and correct; and the Company shall hold M&C harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

8. Applicable Law.

This Agreement is governed by and construed under the laws of the State of California, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of such State.

9. Notices.

Any notice, request, instruction or other document to be given under this Agreement by either party to the other party shall be in writing and (a) delivered personally; (b) sent by telecopy; (c) delivered by overnight express (charges prepaid); or (d) sent by registered or certified mail, postage prepaid:

If to Company to:	Aeolus Pharmaceuticals, Inc., 4401 Research Commons, Suite 200, P.O. Box 14287, Research Triangle Park, NC 27709

If to M&C to:	McManus & Company, Inc., 23811 Inverness Place, Laguna Niguel, CA 92677

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, telecopied or sent by overnight express in the manner provided in this section 8 shall be deemed to have been duly given to the party to whom it is addressed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third business day after it is so placed in the mail.

10. Complete Understanding.

This Agreement shall constitute the entire agreement and understanding between the parties and supersedes all prior agreements and understanding, both written and oral, between the parties hereto with respect to the subject matter.

11. Headings and Capitalized Terms.

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of its provisions.

CONFIDENTIAL	Aeolus Pharmaceuticals, Inc.

12. Successors and Assigns.

The terms and conditions of this Agreement shall insure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither M&C nor Company may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other.

13. Modification and Waiver.

None of the terms or conditions of this Agreement may be waived except in writing by the party that is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by M&C and Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver.

14. Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

If the foregoing correctly sets forth our Agreement, please sign and return the enclosed copy of this letter.

Sincerely,

/s/ Michael P. McManus
Michael P. McManus
Executive Vice President
McManus & Co., Inc

AGREED TO AND ACCEPTED AS OF THE DATE HEREOF

By:	/s/ Richard Burgoon, Jr.
Richard Burgoon, Jr.
Chief Executive Officer
Aeolus Pharmaceuticals, Inc.

CONFIDENTIAL	Aeolus Pharmaceuticals, Inc.